Exhibit 21.1

Subsidiaries of Manitex International, Inc.

1.	Quantum Value Management LLC—a Michigan limited liability company

2.	Manitex, LLC—a Delaware limited liability company

3.	Manitex, Inc.—a Texas corporation

4.	Badger Equipment Company—a Minnesota corporation

5.	Manitex Sabre, Inc.—a Michigan corporation

6.	Crane and Machinery, Inc.- an Illinois corporation

7.	Crane and Machinery Leasing, Inc.-an Illinois corporation

8.	PM Oil & Steel S.p.A. – an Italian corporation

9.	Manitex Valla S.r.L. – an Italian corporation

10.	PM Argentina Sistemas De Elevacion S.A.-an Argentinean corporation

11.	PM Chile S.P.A.-a Chilean corporation

12.	PM North America LLC-an Illinois corporation

13.	PM Oil & Steel Mexico S.A. de C.V.-a Mexican corporation

14.	Autogru PM RO S.r.l-a Romanian corporation

15.	PM Oil & Steel France Sarl-a French corporation

16.	PM Oil & Steel Iberica S.L. Unipersonal-a Spanish corporation

17.	PM Oil & Steel Asia PTE. LTD.-a Singapore corporation

18.	PM Oil & Steel UK LTD-a United Kingdom corporation